EXHIBIT 10.5 (p)

CONFORMED COPY

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the "Agreement"), made as of the 31st day of March, 2003 between CROWN INVESTMENTS TRUST, having its principal address at Pasquerilla Plaza, Johnstown, Pennsylvania, 15901 ("Owner"), and CROWN AMERICAN PROPERTIES, L.P., a Delaware limited partnership, having its principal address at Pasquerilla Plaza, Johnstown, Pennsylvania, 15901 ("Agent").

W I T N E S S E T H

In consideration of the mutual Covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

APPOINTMENT AND AUTHORITY OF AGENT

1.1 Owner owns fee title to the real property identified on Exhibit A attached hereto and made a part hereof (the "Premises"). Owner hereby appoints Agent as the exclusive managing and renting agent for the Premises, and hereby authorizes Agent to exercise such powers with respect to the Premises as may be necessary for the performance of Agent's obligations under Article II, and Agent accepts such appointment on the terms and conditions hereinafter set forth for the term as provided in Article V. Agent shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever except to the extent specifically provided herein and agrees that it shall not hold itself out as having authority to act on behalf of Owner in any manner which is beyond the scope of authority granted to Agent in this Agreement.

ARTICLE II

AGENT'S AGREEMENT

2.1 Agent, on behalf of Owner, shall implement, or cause to be implemented, the decisions of Owner and shall conduct the ordinary and usual business affairs of Owner with respect to the management, operation and leasing of the Premises as provided in this Agreement. Agent shall at all times conform to the policies and programs established by Owner and the scope of Agent's authority shall be limited to said policies. Agent shall act in a fiduciary capacity with respect to the cash and cash equivalent assets of Owner which are within the custody or control of Agent. Agent shall deal at arm's length with all parties and shall serve Owner's interests at all times. All undertakings incurred by Agent on behalf of Owner in accordance with this Agreement shall be at the cost and expense of Owner unless otherwise provided for herein. Agent agrees to use its best efforts in the management and operation of the Premises. Agent shall perform the following duties in connection with the management and operation of the Premises:

(a) Contract for gas, electricity, water and such other services as are currently being furnished to the Premises. Service contracts shall be written to include a provision allowing termination upon 30 days' notice without payment of a termination fee wherever possible. All service contracts, including those in effect at the date hereof in respect of the Premises, including the terms thereof (with cancellation right, if any), the services provided thereunder and the charges called for thereby, should be detailed in the annual budget package. No such contract, other than for utilities, including water, which involves an expenditure in excess of the amount set forth in paragraph 2 of Exhibit A attached hereto shall hereinafter be entered into by Agent without the prior approval of Owner. Agent shall also perform the obligations of the Owner under any utility service agreement and any reciprocal easement agreements.

(b) Select, employ, pay, supervise, direct and discharge all employees necessary for the proper, safe and economic operation and maintenance of the Premises, in number and at wages in accordance with industry practices and the annual budget, carry Worker's Compensation Insurance (and, when required by law, compulsory Non-Occupational Disability Insurance) covering such employees, and use reasonable care in the selection, discharge, and supervision of such employees. Agent will keep bi-weekly time sheets which shall be available for inspection by Owner. Agent shall prepare or cause to be prepared and timely filed and paid, all necessary returns, forms and payments in connection with unemployment insurance, medical and life insurance policies, pensions, withholding and social security taxes and all other taxes relating to said employees which are imposed on employees by any federal, state or municipal authority. Agent shall also provide usual management services in connection with labor relations and shall prepare, maintain and file all necessary reports with respect to the Fair Labor Standards Act and all other required statements and reports pertaining to employees at the Premises. Agent shall use its best efforts to comply with all laws and regulations and collective bargaining agreements, if any, affecting such employment. Owner shall have the right to review and approve all collective bargaining agreements which affect the Premises prior to their implementation or acceptance by Agent. Agent will be and will continue throughout the term of this Agreement to be an equal opportunity employer. All persons employed in connection with the operation and maintenance of the Premises shall be employees of Agent or employees of contractors approved by Owner to provide contract services to the Premises.

(c) Keep the Premises in a safe, clean, rentable and sightly condition and make and contract for all repairs, alterations, replacements, and installations, do all decorating and landscaping, and purchase all supplies necessary for the proper operation and maintenance of the Premises and for the fulfillment of Owner's obligations under any lease, operating agreement or other agreement or compliance with all governmental and insurance requirements, provided that, except as provided in Section 2.5 hereof, Agent shall not make any purchase or do any work, the cost of which shall exceed the lesser of the amount set forth in the approved budget or the amount set forth in paragraph 2 of Exhibit A attached hereto, without obtaining in each instance the prior approval of Owner, except in circumstances which Agent shall deem to constitute an emergency requiring immediate action for the protection of the Premises or of tenants or other persons or to avoid the suspension of necessary services or in order to cure any violation or other condition which would subject Owner or Agent to any criminal penalty or any civil fine in excess of $5,000.00. Agent shall notify Owner immediately of the necessity for, the nature of, and the cost of, any such emergency repairs or any action to cure any such violation or other condition. Agent shall arrange for and supervise, on behalf of Owner, the performance of all alterations and other work to prepare or alter space in the Premises for occupancy by tenants thereof. If Owner shall require, Agent shall submit a list of contractors and subcontractors performing tenant work, repairs, alterations or services at the Premises under Agent's direction.

It is understood that Agent shall not be required to undertake the making or supervision of extensive reconstruction of the Premises or any part thereof except after written agreement by the parties hereto as to any additional fee to be paid for such services.

Owner shall receive the benefit of all discounts and rebates obtainable by Agent in its operation of the Premises. When requested by Owner, Agent agrees to obtain competitive bids for the performance of any work at the Premises, to furnish copies of such bids to Owner and to accept such bid as Owner may direct.

If Agent desires to contract for repair, construction or other service described in this Section 2.1(c) (other than work done at the request of a tenant and at the tenant's sole cost and expense, hereinafter referred to as "Tenant Work") with a party with respect to which any partner or shareholder of Agent holds a beneficial interest, or with any subsidiary, affiliate or related corporation in which Agent shall have a financial interest, such interest shall be disclosed to, and approved by, Owner before such services are procured. The cost of any such services shall likewise be at competitive rates, notwithstanding that tenants of the Premises may be required to pay such costs. Agent, or a general contractor working under the supervision of Agent is authorized to make and install Tenant Work; Agent may collect from such tenant or such general contractor, for its sole account, its charge for supervisory overhead on all such Tenant Work. Agent shall hold Owner harmless from any claims which may be advanced by any such tenant in connection with Tenant Work performed by Agent or under Agent's supervision. Agent, however, shall not require any tenant to use Agent, its subsidiary, affiliate or related corporation as its general contractor to perform such Tenant Work.

(d) Handle promptly complaints and requests from tenants and parties to reciprocal easement and/or operating agreements, notify Owner of any major complaint made by any such tenant or party and notify owner promptly (together with copies of supporting documentation) of: the receipt of any notice of violation of any governmental requirements; any known orders or requirements of insurers, insurance rating organizations, Board of Fire Underwriters or similar bodies; any known defect in the Premises; any known fire or other damage to the Premises, and, in the case of any serious fire or other serious damage to the Premises, Agent also shall immediately provide telephone notice thereof to Owner's General Insurance Office, so that an insurance adjuster can view the damage before repairs are started, and complete customary loss reports in connection with fire or other damage to the Premises.

(e) Notify Owner's General Liability Insurance carrier and Owner promptly of any personal injury or property damage known to Agent occurring to or claimed by any tenant or third party on or with respect to the Premises and promptly forward to the carrier, completed insurance forms, any summons, subpoena, or other like legal document served upon Agent relating to actual or alleged potential liability of Owner, Agent, or the Premises, with copies to Owner of all such documents.

(f) Obtain Owner's prior approval of those exceptions in leases, operating agreements and other agreements executed on or after the date hereof in which the tenants or parties to such agreements do not agree to hold Owner harmless with respect to liability from any accidents.

(g) Receive and collect rent and all other monies payable to Owner by all tenants and licensees in the Premises and by all other parties including department stores under ground leases and reciprocal easement agreements and tenants under leases of free-standing stores. In this connection, Agent shall calculate all amounts due to Owner from such tenants, licensees and other parties, including annual or periodic adjustments where applicable, and shall, when appropriate, submit statements or invoices to such tenants, licensees and parties. Agent shall deposit the same promptly in the bank named on Exhibit A attached hereto (the "Bank") or in an account with title including a distinctive portion of Agent's name and such designation as either party may direct (the "Bank Account"), which account shall be used exclusively for such funds. Owner's representative will be a signatory on all bank accounts maintained by Agent and such representative's signature shall be required on all checks in excess of $50,000 and for withdrawals in excess of $100,000 in any month. All amounts received by Agent for or on behalf of Owner shall be and remain the property of Owner. Checks may be drawn on the above-mentioned bank account for expenses of the Premises and only for purposes authorized under this Agreement. No funds of Agent or others shall be commingled with funds in any such bank account. Owner has the right to control the types of cash management accounts and dictate the specifics of said accounts with respect to disbursement and management of funds.

(h) Serve notice of default upon tenants of space in the Premises and other parties which are in default in performing obligations under their leases, reciprocal easement agreements or other agreements, with copies sent simultaneously to Owner, and attempt to cause such defaults to be cured by the defaulting tenant or other party. Agent shall, subject to Owner's consent with respect to any tenant who occupies more than 1,000 square feet, utilizing counsel theretofore approved by Owner, institute all necessary legal action or proceedings for the collection of rent or other income from the Premises or the ousting or dispossessing of tenants or other persons therefrom and all other matters requiring legal attention. Agent agrees to use its best efforts to collect rent and other charges from tenants in a timely manner and to pursue Owner's legal remedies for nonpayment of same. Agent shall not terminate tenant leases in the Premises without Owner's consent. Owner reserves the right to designate or approve counsel and to control litigation of any character affecting or arising out of the operation of the Premises and the settlement of such litigation.

(i) Bond Agent and all of Agent's employees who may handle or be responsible for monies or property of Owner with a "comprehensive 3-D" or "Commercial Blanket" bond, in an amount of $500,000.00.

(j) Notify Owner immediately of any known fire, accident or other casualty, condemnation proceedings, rezoning or other governmental order, lawsuit or threat thereof involving the Premises; and the receipt of any notice of violations relative to the leasing, use, repair and maintenance of the Premises under governmental laws, rules, regulations, ordinances or like provisions.

(k) Make timely payment of real estate and personal property taxes and assessments levied or assessed against the Premises or personal property used in connection therewith and any other charge that may become a lien against the Premises. Owner may direct that payment of such taxes and assessments either be made to the taxing authority or to a mortgage lender holding an escrow account for such items. Agent shall participate in Owner's tax review program and check tax assessments and, when so requested, Agent shall assist Owner in its efforts to reduce such taxes. Upon request, Agent shall furnish Owner with copies of all assessment notices and receipt tax bills.

(l) Promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all Federal, state and local governments, courts, departments, commissions, boards and offices, any national or local Board of Fire Underwriters or Insurance Services offices having jurisdiction, or any other body exercising functions similar to those of any of the foregoing ("Legal Requirements") which may be applicable to the Premises or any part thereof or to the leasing, use, repair, operation and management thereof, but only to the extent that such compliance is reasonably capable of being carried out by Agent and Agent has available the necessary funds therefor from collections or advances by Owner. Agent shall give prompt notice to Owner of any known violation or the receipt of notice of alleged violation of such laws and Agent shall not bear responsibility for failure of the Premises or the operation thereof to comply with such laws unless Agent has committed gross negligence or a willful act of omission in the performance of its obligations under this Agreement or in the performance of any other duties owed to Owner or third parties by Agent. As and when directed by Owner, Agent shall institute in its name, or in the name of Owner using counsel selected by Owner, appropriate actions or proceedings to contest any such law, ordinance, rule, regulation, order, determination or requirement.

(m) Promote the Premises and participate as Owner's representative in any Merchant's Associations or Promotional Organizations (collectively, the "Promotional Organizations") established to promote the Premises.

(n) Consent to and approve tenant alteration work and installations which are performed by tenants of space in the Premises and are provided for in the leases of such tenants and are within such tenant's space. Agent is authorized to approve tenant alteration work and installations not provided for in leases if (i) such alteration work and installations are made solely at the expense of the tenant, and (ii) such alteration work and installations do not affect the structural integrity or facade of any building. Agent shall periodically monitor the progress of any tenant alteration work and installations to confirm that the work is being done in a good and workmanlike manner and in substantial conformity with any plans and specifications approved by Owner or Agent, and shall notify Owner of any material deficiencies or material variations from the approved plans and specifications.

(o) Provide, upon Owner's request in accordance with the provisions of paragraphs 8 and 9 of Exhibit A, general contracting and construction management services ("Development Services") and consultation to Owner for the Premises, which shall include, without limitation, the management, supervision and administration of, and provisions for services for the improvement or expansion (and in the event of damage or condemnation, the reconstruction) of the Premises, including advice, expertise and support of Agent provided and/or retained and/or coordinated by home office and on-site personnel including, without limitation, executive personnel, design and engineering personnel, clerical personnel, legal and accounting personnel. Such personnel will perform consultation and various functions involved with Development Services including, without limitation, the following: design, planning, architectural, engineering, acquisition and negotiation, negotiations with department stores for site acquisition and operation in the Premises; permits and licenses; preopening advertising and publicity; market research, site work; negotiations with public authorities; attendance at public hearings; project management and all other activities necessary to accomplish the improvement, expansion or reconstruction of the Premises. It is understood that Development Services and consultation with Owner may or may not involve Agent's in-house personnel; by mutual agreement of Agent and Owner, outside professionals or other persons may be engaged to provide Development Services and consultation with Owner, provided that Agent agrees to require any contractor or subcontractor brought onto the Premises to have workers' compensation and employers' liability insurance in the necessity statutory amounts and comprehensive general liability insurance for at least $1,000,000.00.

(p) Pay when due (i) all debt service and other amounts due under any mortgages that encumber the Premises or any part thereof, and (ii) all rent and other charges payable under any ground lease of land included in the Premises under which Owner is the tenant and give Owner notice of the making of each payment.

(q) Carry out and comply with, directly or through a third party, all requirements on the part of Owner under all such mortgages and ground leases, all leases of space in the Premises, all ground leases and reciprocal easement agreements with department stores and all other agreements affecting or relating to the Premises which are known or made known to Agent, including, without limitation, the furnishing of all services and utilities called for therein, but only to the extent that such requirements are at the time reasonably capable of being carried out by Agent and Agent has available the necessary funds therefor from collections or advances by Owner, provided that Agent shall promptly notify Owner if Agent cannot carry out such requirement or has insufficient funds available to do so. Agent shall notify Owner promptly of any default under any such mortgage, lease, ground lease, reciprocal easement or other agreement on the part of Owner, the tenant or other party thereto of which agent becomes aware.

(r) Use reasonable efforts to comply with and require compliance with the requirements of leases of space in the Premises, ground leases, reciprocal easement agreements and all other agreements affecting or relating to the Premises which are known or made known to Agent on the part of Tenants, department stores and other parties thereto and enforce compliance with the rules and regulations, sign criteria and like standards for the Premises adopted by Owner from time to time.

(s) Upon request, furnish Owner with an executed copy of each lease, lease renewal, lease amendment, service contract and other agreement entered into on or after the date of this Agreement in connection with the operation, management and leasing of the Premises, and use reasonable efforts to secure from tenants and parties to reciprocal easement agreements, and furnish to Owner, any certificates of insurance and renewals thereof required to be furnished by the terms of their leases or agreements. All such executed copies of leases shall be maintained in Agent's main office, with additional lease copies together with insurance certificates also maintained at the Agent's office at the relevant property, if any such office exists.

(t) Inspect the Premises periodically and submit reports of findings and recommendations to Owner which shall include, without limitation, recommendations as to required repairs, replacements or maintenance. Agent shall keep and submit annual written reports of all material alterations made to the Premises, no matter by whom effected.

(u) Erect barriers or chains for the purpose of blocking access to the common areas of any buildings included in the Premises as local law may require, or, as directed in writing by owner, in order to avoid the dedication of the same for public use and furnish appropriate evidence of same to Owner. Agent shall give any advance notice of the erection of such barriers or chains which may be required under reciprocal easement agreements or ground leases with department stores.

(v) Use its reasonable efforts to obtain from tenants of the Premises and department stores which are parties to reciprocal easement agreements or ground leases waivers of their insurers' rights of subrogation in respect to policies of fire and extended coverage and other property damage insurance carried by them in favor of Owner, Agent and any department store or tenant for which Owner is obligated to attempt to obtain such waivers under a ground lease, reciprocal easement agreement or space lease.

(w) Assist owner in preparing any statements required to be submitted by Owner under the terms of mortgages, ground leases, reciprocal easement agreements and leases.

(x) Perform its duties in renting, managing, operating and maintaining the Premises applying prudent and reasonable business practices which are consistent with those followed in respect of the Premises prior to the date of this Agreement, using reasonable care and diligence in carrying out properly and efficiently its responsibilities under this Agreement. Agent shall maintain those portions of the common areas of the Premises which are Owners' obligation to maintain in a clean, safe and attractive condition, use reasonable efforts to enforce the provisions of applicable leases, ground leases and reciprocal easement agreements so as to cause tenants and department stores to maintain their premises and common areas, if any, in similar condition, arrange for necessary security for the Premises and their common areas and arrange for cleaning and snow removal for the parking areas and roadways of the Premises. Agent shall recommend to Owner from time to time such procedures with respect to the Premises as Agent may deem advisable for the more efficient and economic management and operation thereof.

(y) If Owner or Agent so directs or where the leasing guidelines or any Legal Requirement (as defined in Section 2.1(l) hereof) now or hereafter in effect require that tenant security deposits be maintained, a separate interest-bearing account for such security deposits (the "Security Deposit Account") shall be opened by Agent at a bank approved by Owner. The Security Deposit Account shall be maintained in the name of Agent in accordance with the relevant lease or Legal Requirement, as the case may be, and shall be used only for tenant security deposits. The bank shall be informed that the funds in the Security Deposit Account are held in trust for Owner. Agent shall have the authority to remit to tenants any interest to which they are entitled on their security deposit, in accordance with their leases or any Legal Requirement, but Agent shall obtain the written approval of Owner prior to the return of such deposits or any other security (including letters of credit) to any tenant when the amount, in any single instance, exceed $50,000.00.

Owner recognizes and understands that Environmental Services (as hereinafter defined) are not actions or services that Agent is required to perform under this Agreement and Owner further recognizes and understands that Agent is not a consultant or a contractor that performs Environmental Services. Upon Owner's request, Agent agrees to obtain and coordinate for and on behalf of Owner, such Environmental Services as Owner may request or require. Owner shall reimburse Agent for its administrative costs in connection with the coordination of such Environmental Services as provided in paragraph 8 of Exhibit A attached hereto. In addition, Owner shall reimburse Agent for the costs of outside professionals retained to perform Environmental Services. Environmental Services is defined to be those acts or actions involving the presence use, exposure, removal, restoration, or introduction of Hazardous Materials (as hereinafter defined) and the investigation of and compliance with any and all applicable rules, laws, or regulations of local, state or federal authorities which apply or regulate Hazardous Materials. Hazardous Materials means any hazardous, radioactive, or toxic substance, material or waste listed in the United States Department of Transportation Hazardous Materials Table; or by the Environmental Protection Agency as hazardous substances; or such substances, materials and waste which are or become regulated under applicable local, state or federal law including materials which are petroleum products, asbestos, polychlorinated biphenyls, or designated as hazardous substances under the Clean Water Act; or defined hazardous waste under the Resource Conservation and Recovery Act; or defined as hazardous substances under the Comprehensive Environmental Response, Compensation and Inability Act.

2.2 Owner, at its expense, shall procure and continue to maintain in force a comprehensive general liability insurance policy or polices with respect to the Premises. Such policy or policies shall provide for coverage in the amount and with such insurers as are required of Owner under any loan agreement or mortgage pertaining to the Premises, but, in any event, in an amount which shall not be less than ten million dollars ($10,000,000.00) combined single limit coverage per occurrence for bodily injury and property damage. The polices shall include coverage for contractual liabilities assumed with respect to the Premises, including, but not limited to, the obligations created by the indemnity set forth in Section 3.3 hereof as used in this Agreement.

Further, at all times during the term of this Agreement, Owner shall keep or cause to be kept insured, at Owner's cost and expense, all buildings and improvements on the Premises against loss or damage by fire, windstorm, hail, explosion, damage from aircraft and vehicles and smoke damage, and such other risks as are from time to time included in "extended coverage" endorsements in an amount sufficient to replace said improvements.

All insurance provided for in this Section 2.2 shall be effected under valid and enforceable polices issued by insurers of recognized responsibility and shall provide respectively, for the waiver of all rights of subrogation by Owner or parties claiming through Owner against Agent and its agents and employees. Owner and Agent hereby waive all rights of recovery as against the other party hereto arising from loss or damage caused by the perils enumerated in this Section 2.2 and agree that any policies obtained with respect to such perils shall be endorsed accordingly, if such endorsements are available. Any insurance required to be maintained hereunder may be taken out under a blanket insurance policy or polices covering other properties of the insured. Any policy required by this Section 2.2 shall provide that such policy shall not be canceled without at least thirty (30) days' prior notice to Owner and Agent and, in any event, shall provide that all parties insured thereby shall receive notice no less than fifteen (15) days prior to the expiration dates of the expiring policies.

2.3 Agent agrees to render monthly reports relating to the management and operation of the Premises for the preceding calendar month on or before the twenty-fifth (25th) day of each month in form as Owner and Agent will mutually agree. Agent agrees that Owner shall have the right to require the transfer to Owner at any time of any funds in the Bank Account considered by Owner to be in excess of an amount reasonably required by Agent for disbursement in connection with the Premises. Agent agrees to keep records with respect to the management and operation of the Premises as prescribed by owner, and to retain those records for periods specified by Owner. Owner shall have the right to inspect such records and audit the reports required by this Section 2.3 during business hours for the life of this Agreement and thereafter during the period such records are to be retained pursuant to this Section 2.3. In addition, Agent agrees that such records may be examined from time to time during the period aforesaid by any of the supervisory or regulatory authorities having jurisdiction over Owner.

2.4 Agent shall ensure such control over accounting and financial transactions as is reasonably required to protect Owner's assets from loss or diminution due to gross negligence or willful misconduct on the part of Agent's associates or employees. Losses caused by gross negligence or willful misconduct shall be borne by Agent.

2.5 Agent shall establish and prepare, in the form authorized by Owner, with such additional changes as may be reasonably requested by Owner, operating and capital improvement budgets for the promotion, operation, repair and maintenance of the Premises for each fiscal year. Preliminary and final budgets will be due 45 and 30 days, respectively, prior to commencement of the fiscal year to which they relate. Such budgets shall be prepared on an accrual basis showing a month-by-month projection of income and expenses and capital expenditures. At least 30 days prior to the end of each year, Agent shall meet with Owner to review such budgets for the subsequent year. Upon receiving Owner's approval, Agent shall use its best efforts to comply with such final budgets.

(a) Agent shall meet with Owner on a regular basis, not less frequently than semi-annually and otherwise upon reasonable call by Owner, to review the operations of the Premises, to review and, if appropriate, revise in light of actual experience the annual operating and capital improvement budgets theretofore approved by Owner and to consider other matters which Owner may raise.

(b) Upon approval of the operating budget by Owner, and unless and until revoked or revised by Owner, Agent shall have the right, without further consent or approval by Owner to incur and pay the operating expenses set forth in the approved operating budget, subject to Section 2.1(g) above.

(c) At the request of Owner from time to time Agent shall prepare and submit to Owner (i) operating projections for the Premises for the ensuing five (5) years, such projections to be made on a year-by-year basis and to be based on Agent's best judgment as to the future, taking into consideration known circumstances and circumstances Agent can reasonably anticipate are likely to occur, and (ii) a schedule in reasonable detail of capital improvements, repairs and replacements not provided for in the current capital improvement budget which Agent reasonably anticipates will be required or should be made in the foreseeable future, with Agent's opinion as to the relative priority and cost of each thereof.

2.6 Agent shall also participate in Owner's property review programs to the extent requested by Owner. Such review shall include asset, investment, financial and strategy profiles in form satisfactory to Owner. Agent shall respond, within 10 days, to Owner's management evaluation reports concerning actions to be taken by Agent to correct or modify its management standards for the operations, leasing or financial services provided for the Premises. If Owner shall request that Agent's personnel at the Premises travel to Owner's home office to participate in Owner's property review programs or for any other reason, the reasonable cost of meals, travel and hotel accommodations expenses incurred by such personnel in connection with such travel shall be reimbursed to Agent by Owner. Agent, however, shall bear the full cost and expenses incurred by its personnel at the Premises in connection with their travel to Owner's home office to the extent such travel is required by the Agent.

2.7 Agent agrees to use its best efforts to have all space within the Premises rented to desirable tenants, satisfactory to Owner, considering the nature of the Premises, and in connection therewith:

(a) To negotiate, as the exclusive agent of Owner, all leases and renewals of leases at the appropriate time, it being understood that all inquiries to Owner with respect to leasing any portion of the Premises shall be referred to Agent. Except for license agreements for temporary tenants, all leases and renewals for lease terms in excess of one (1) year must be prepared in accordance with Exhibit B by Agent and in accordance with the annual approved budget and be submitted to Owner's representative for execution by Owner. Agent is authorized to negotiate and execute license agreements prepared in accordance with Exhibit B for temporary tenants and/or short term promotional activities. If Agent shall receive a prospective tenant reference from a property other than the Premises, which Agent or any subsidiary or affiliate manages, Agent shall promptly declare its potential conflict of interest to Owner and Owner shall determine if negotiations with such prospective tenant shall be undertaken by Agent, Owner, or a third party approved by Owner. References of prospective tenants, as well as their varying use requirements, shall be investigated carefully by Agent. Agent also is authorized to negotiate and execute on Owner's behalf lease amendments which: (i) change a Tenant's commencement date by sixty (60) days or less (or for such longer period as is approved by Owner); (ii) change a Tenant's permitted use by allowing the sale of such additional items as are reasonably related to the Tenant's primary and principal use, provided Agent has no reason to know of any lease at the center prohibiting such use; (iii) change a tenant's marketing charge or promotional charge or advertising obligation.

Owner acknowledges and understands that Agent manages properties for third parties. Owner further acknowledges and understands that Agent routinely and customarily negotiates tenant leases from multiple locations involving two or more properties (one or more of which may be the Premises and one or more of which may be properties owned by Agent or by others). Agent conducts such multiple location negotiations in good faith for the benefit and interests of Owner and other property owners, including Agent. Agent shall be entitled to assume that such leasing practices are approved and acceptable to Owner, unless and until Owner specifically disapproves the practice and so notifies Agent.

(b) With Owner's prior approval, to advertise the Premises or portions thereat for rent, by means of periodicals, signs, plans, brochures and other means appropriate to the Premises. Owner acknowledges and agrees that the Premises may be included in brochures or other advertising media of Agent, which may include other properties being offered for lease by Agent.

(c) In no event shall Agent engage or utilize the services of an outside broker in connection with any lease without Owner's prior written consent. In any case in which Owner requests or gives such consent, Agent shall cause such broker to enter into a written agreement with Owner, on terms reasonably satisfactory to Owner, with respect to such broker's commission and Owner shall be responsible for the payment of such commission pursuant to the terms of said agreement.

(d) Agent, in each instance, will negotiate for the inclusion in all leases entered into by Owner of a provision to the effect that recourse on such obligation shall be had only against the property to which such obligation relates and no recourse shall be sought against Owner or any other person holding, directly or indirectly, a beneficial interest in the property.

(e) Upon the request of Owner, Agent will undertake to find buyers for the sale of the Premises or any of the Owner's outparcels, peripheral land or such other real estate situate upon the Premises ("Sale Property"), and, in addition to any other compensation provided to be paid to Agent under this Agreement, Owner agrees to pay to Agent as compensation for its services hereunder, a fee at the rate specified in paragraph 7(ii) of Exhibit A attached hereto. Notwithstanding the foregoing, if the Premises or any portion thereof is sold, Agent will not be entitled to sales commission unless the Agent has been retained by Owner pursuant to a separate commission arrangement. No sales commission shall be due Agent if the Premises were acquired on foreclosure of a mortgage encumbering all or a portion of the Premises or a deed in lieu thereof. In the event of any such sale, this Agreement shall remain in full force and effect if not terminated pursuant to Section 5.2.

In performing its duties hereunder, Agent shall perform the following:

(i) Submit to Owner for approval, a pricing schedule on the Sale Property;

(ii) Upon request, submit to Owner for approval, contract form(s) to be used in the sale of the Sale Property;

(iii) Upon request, furnish Owner with a written report regarding its progress in such sale activities;

(iv) Negotiate on behalf of Owner, the sale of the subject Sale Property; and

(v) Provide legal services, limited to:

(a) Preparation of the Purchase and Sale Agreement;

(b) Deed and Easement(s) preparation;

(c) Preparation and submittal to Owner of the Seller's closing statement;

(d) Preparation of closing instructions;

(e) Coordination of title work;

(f) Upon approval of Owner, retain local counsel, whose fees will be reimbursed by Owner; and

(g) Submit to Owner, for final execution, all documents necessary to consummate the transaction.

Agent shall pursue these duties and obligations with diligence and in the best interests of Owner.

2.8 Agent agrees, for itself and all persons retained or employed by Agent in performing its services, to hold in confidence and not to use or disclose to others any confidential or proprietary information of Owner heretofore or hereafter disclosed to Agent ("Confidential Information"), including, but not limited to, any data, information plans, programs, processes, costs, operations or the names of any tenants which may come within the knowledge of Agent in the performance of, or as a result of, its services, except where required by judicial or administrative order, or where Owner specifically gives Agent written authorization to disclose any of the foregoing to others or such disclosure as is required in the direct performance of Agent's duties hereunder. If Agent is required by a judicial or administrative order to disclose any Confidential Information, Agent will promptly notify Owner thereof, consult with Owner on the advisability of taking steps to resist or narrow such request and cooperate with Owner in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded to the Confidential Information disclosed.

2.9 If at any time there shall be insufficient funds available to Agent from collections to pay any obligations of Owner required to be paid under this Agreement, Agent shall promptly notify Owner and Agent shall not be obligated to pay such obligations unless Owner furnishes Agent with funds therefor.

2.10 Agent assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and Owner shall make no claim against Agent on account of any alleged errors of judgment made in good faith in connection with Agent's obligations hereunder and with the operation of the Premises. Agent shall not be liable to Owner or others except by reason of acts constituting willful misfeasance or gross negligence on the part of Agent, and Owner agrees to indemnify, defend and hold harmless Agent and its partners (and the shareholders, trustees and officers thereof) and employees from and against all claims, actions, causes of action, costs and expenses (including, but not limited to, reasonable attorney's fees actually incurred) directly or indirectly arising from the claims of any third party, except only those claims where liability arises from acts constituting willful misfeasance or gross negligence on the part of Agent.

ARTICLE III

OWNER'S AGREEMENTS

3.1 Owner, at its option, may pay directly all taxes, special assessments, ground rents, insurance premiums and mortgage payments. If Owner makes such election, Agent shall advise Owner of the due dates of such taxes assessments, insurance premiums and mortgage payments.

3.2 Owner shall bear the cost of all premiums relating to insurance procured by Agent for Owner pursuant to Section 2.2 hereof. Owner shall look solely to such insurance for indemnity against any loss or damage to the Premises and shall obtain waivers of subrogation against the Agent under such policies if available at no additional cost to Owner.

3.3 Owner agrees to indemnify and save harmless Agent and its partners (and the shareholders, trustees and officers thereof) and employees from and against all claims, losses and liabilities resulting from: (i) damage to property or injury to, or death of, persons from any cause whatsoever when Agent is carrying out the provisions of this Agreement or acting under the direction of Owner in or about the Premises; (ii) claims for defamation and false arrest when Agent is carrying out the provisions of this Agreement or acting under the direction of Owner; and (iii) claims occasioned by or in connection with or arising out of acts or omissions, other than criminal acts, of the Agent when Agent is carrying out the provisions of this Agreement or acting under the direction of Owner (except in cases of Agent's willful misconduct or gross negligence), and to defend or cause to be defended, at no expense to Agent or such persons, any claim, action or proceeding brought against Agent or such persons or Agent and Owner, jointly or severally, arising out of the foregoing, and to hold Agent and such persons harmless from any judgment, loss or settlement on account thereof.

Notwithstanding the foregoing, Owner shall not be responsible for indemnifying or defending Agent or such persons in respect of any matter, claim or liability in respect of which Agent is obligated to indemnify Owner as provided in the following sentence. Agent agrees to indemnify and save harmless Owner from and against all claims, losses and liabilities resulting from injury to, or death of, persons in or about the Premises or for defamation and false arrest in each case caused in whole or in part by the willful misconduct or gross negligence of Agent, and to defend, at no expense to Owner, any claim, action or proceeding brought against Owner or Owner and Agent, jointly or severally, arising out of the foregoing, and to hold Owner harmless from any judgments, loss or settlement on account thereof.

Notwithstanding the foregoing, Agent shall not be responsible for indemnifying or defending Owner in respect of any matter, claim or liability which is covered by any public liability insurance policies (including any self-insured retention) carried by Owner and under which Agent is named as an additional insured. The indemnification obligations of Owner and Agent under this Section 3.3 shall in each case be conditioned upon (a) prompt notice from the other party after such party learns of any claim or basis therefor which is covered by such indemnity, (b) such party's not taking any steps which would bar Owner or Agent, as the case may be, from obtaining recovery under applicable insurance policies or would prejudice the defense of the claim in question, and (c) such party's taking of all necessary steps which if not taken would result in Owner or Agent, as the case may be, being barred from obtaining recovery under applicable insurance policies or would prejudice the defense of the claim in question. The provisions of this Section 3.3 shall survive the expiration or termination of this Agreement.

3.4 Owner shall provide such office space on the Premises as may be necessary for Agent to properly perform its functions under this Agreement. Agent shall not be required to pay for utilities, telephone service or rent for the office area on the Premises occupied by Agent. Agent shall have the right to use the fixtures, furniture, furnishings and equipment, if any, which are the property of Owner in said office space. Owner shall also provide space on the Premises for use as community rooms and information and service centers where the use of such space is determined by Owner to be in the best interest of the Premises. All income derived from the utilization and/or operation of such community rooms and/or information or service centers shall belong to the Owner and all expenses relating thereto shall be borne by Owner.

3.5 Except as otherwise provided in this Agreement, everything done by Agent in the performance of its obligations under this Agreement and all expenses incurred pursuant hereto shall be for and on behalf of Owner and for its account. Except as otherwise provided herein, all debts and liabilities incurred to third parties in the ordinary course of business of managing the Premises as provided herein are and shall be obligations of Owner, and Agent shall not be liable for any such obligations by reason of its management, supervision or operation of the Premises for Owner.

ARTICLE IV

COMPENSATION

4.1 In addition to any other compensation provided to be paid to Agent under this Agreement, Owner agrees to pay to Agent as compensation for its management services hereunder, a monthly fee at the rate specified in paragraph 4 of Exhibit A attached hereto and payable as hereinafter provided. Said fee shall be based on the following components of income from each calendar month determined in accordance with GAAP. It is understood that the management fee shall be calculated upon the following items: (i) minimum rents from all permanent tenants (anchor, mall shops, ground leases and all other tenants); (ii) Lease buyout income; (iii) Percentage rents in lieu of minimum rents; (iv) Percentage rents; (v) all cost recovery income (CAM, taxes, food court, security, other); (vi) income from: (a) all temporary tenants (initial term of one year or less); (b) all sponsorship and promotional activity (advertising and marketing of non-competitive products or brands within the Premises); and (c) all ancillary income (construction, maintenance and custodial services provided to tenants and non-tenants by employees of Agent), less all cost associated with said activity; (vii) net utility income; (viii) miscellaneous mall income such as payphone commissions, stroller rentals, etc. and (ix) bad debts expense related to any of the above revenue items. The following items shall not be subject to management fees: (i) business interruption insurance income; (ii) recoveries from insurance companies for casualty and other losses; (iii) payments from tenants for leasehold improvements and related services provided by Agent; (iv) payments from tenants to Merchants' Associations or to Marketing Funds; (v) tenant security deposits; (vi) straight line rental income or losses, and (vii) operating covenant and amortization (classified as a reduction of minimum rent). Agent shall withdraw said fee from the operating account for the Premises and shall account for same as provided for in Section 2.3 hereof. The monthly fee shall be paid no later than the first business day of the month following one calendar month after the month for which the monthly fee applies.

4.2 The following expenses or costs incurred by or on behalf of Agent in connection with the management and leasing of the Premises shall be the sole cost and expense of Agent and shall not be reimbursable by Owner and Agent shall indemnify Owner for such expenses and costs:

(a) cost of gross salary and wages, payroll taxes, insurance, worker's compensation, pension benefits and any other benefits of Agent's employees, except that Owner will reimburse Agent for all costs of employees who provide either full or part time services on-site at any of the Premises. Within the category of "on-site" personnel, Agent may include the pro-rata costs for regional personnel performing required services at the Premises on a regular basis (but which personnel may share time working at other properties managed by Agent); provided, however, that the costs for any employees who are based at or work from Agent's home office shall not be included, and provided further that the pro-rata costs for any such regional personnel are included and identified as such within the annual operating budget as approved by Owner.

(b) general accounting and reporting services, as such services are considered to be within the reasonable scope of Agent's responsibility to Owner;

(c) costs of forms, stationery, ledgers, supplies, equipment and other "general overhead" items used in Agent's home office or regional offices;

(d) cost or pro rata cost of telephone and general office expenses incurred in the Premises by Agent for the operation and management of properties not owned by Owner;

(e) cost of all bonuses, incentive compensation, profit sharing, or any pay advances by Agent to Agent's employees, except such costs pertaining to employees employed by Agent in accordance with Section 2.1(b) hereof;

(f) cost attributable to losses arising from criminal acts, gross negligence or fraud on the part of Agent or Agent's associates or employees;

(g) cost for meals, travel and hotel accommodations for Agent's home office or regional office personnel who travel to and from the Premises, unless such travel is requested by Owner;

(h) cost of automobile purchase and/or rental, except if furnished or approved by Owner;

(i) except as otherwise provided in Exhibit A attached hereto, expenses incurred in connection with the leasing of the Premises, it is being understood and agreed, however, that Agent shall be reimbursed for advertising expenses incurred in connection with the leasing of the Premises;

(j) cost of liability or other insurance carried by Agent, except costs incurred by Agent in satisfaction of its obligations under Section 2.2 hereof; and

(k) cost of bonds purchased pursuant to Section 2.1(i) hereof.

ARTICLE V

DURATION, TERMINATION, DEFAULT

5.1 This Agreement shall become effective on the date hereof.

5.2 Subject to earlier termination as hereinafter provided, this Agreement shall have an initial term ending on January 31, 2004. Thereafter, this Agreement shall continue year-to-year on the same terms and conditions as herein contained. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated by either Agent or Owner upon no less than five (5) days written notice.

5.3 It shall be an Event of Default under this Agreement on the part of Agent if Agent shall default in any material respect in performing any of its obligations under this Agreement and such default shall not be cured within 30 days after written notice thereof is given by Owner to Agent (or, if the default in question is curable but is of such nature that it cannot reasonably be completely cured within such 30-day period, if Agent does not promptly after receiving such notice commence to cure such default and thereafter proceed with reasonable diligence to complete the curing thereof within 180 days after notice is given by Owner to Agent). If an Event of Default by Agent shall occur, Owner shall have the right to terminate this Agreement by written notice given to Agent, and upon the giving of such notice this Agreement and the term hereof shall terminate without any obligation on the part of Owner to make any payments to Agent hereunder except as hereinafter provided.

5.4 If at any time during the term of this Agreement any involuntary petition in bankruptcy or similar proceeding shall be filed against Agent seeking its reorganization, liquidation or appointment of a receiver, trustee or liquidator for it or for all or substantially all of its assets, and such petition shall not be dismissed within 90 days after the filing thereof, or if Agent shall:

(a) apply for or consent in writing to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets;

(b) file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they become due;

(c) make a general assignment for the benefit of creditors;

(d) file a petition or an answer seeking reorganization or an arrangement with creditors or take advantage of any insolvency law; or

(e) file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceedings;

then upon the occurrence of any such event, Owner, at its option, may terminate this Agreement by written notice given to Agent, and upon the giving of such notice this Agreement and the term hereof shall terminate without any obligation on the part of Owner to make any payments to Agent hereunder except as hereinafter provided.

5.5 Agent acknowledges and agrees that Owner shall have the right to subordinate and/or assign this agreement in connection with any mortgage or deed of trust encumbering the Premises. Agent further agrees to execute such further instruments as Owner or its lender (the "Lender"), if any, deems necessary to effectuate such subordination; provided that in the event Lender becomes entitled to possession of the Premises, the Lender, at its option, shall be entitled to retain Agent to manage the Premises, in which case the Agent shall be entitled to the compensation set forth in this Agreement during all periods in which Agent is providing services to the Premises for the Lender. Moreover, notwithstanding anything to the contrary contained herein, for so long as any amounts remain outstanding under any loan documents (the "Loan Documents") pertaining to the Premises, (i) this Agreement and all fees payable by Owner hereunder shall be subject to and subordinate to any mortgage liens encumbering the Premises established by the Loan Documents and all payments due thereunder and (ii) Agent shall comply with any and all applicable provisions of the Loan Documents (if Agent has received true and correct copies thereof) and in the event there is a conflict between the terms of this Agreement and the terms of the Loan Documents, the Loan Documents shall control.

5.6 Upon any termination of this Agreement pursuant to the provisions of this Article V, Owner shall remain obligated to pay to Agent fees and other amounts due to Agent hereunder which accrued prior to the effective date of such termination. Nothing contained in this Section 5.6 shall be deemed to waive, affect or impair (a) Owner's rights to seek recourse against Agent for damages or other relief in the event of the termination of this Agreement by Owner pursuant to Section 5.3 or 5.4 hereof, and (b) Agent's right to seek recourse against Owner for damages or other relief in the event of the termination of this Agreement by Agent pursuant to Section 5.2 hereof.

5.7 Upon the expiration or earlier termination of this Agreement, Agent shall forthwith surrender and deliver to Owner any space in the Premises occupied by Agent and shall make delivery to Owner or to Owner's designee or agent, at Agent's home or regional offices or at its offices at the Premises, of the following:

(a) a final accounting, reflecting the balance of income from and expenses of the Premises as at the date of expiration or termination of this Agreement;

(b) any funds of Owner or tenant security or advance rent deposits, or both, held by agent with respect to the Premises; and

(c) all Confidential Information (in whatever medium stored) and all other records, contracts, leases, ground leases, reciprocal easement agreements, receipts for deposits, unpaid bills, lease summaries, canceled checks, bank statements, paid bills and all other records, papers and documents and any microfilm and/or computer disk of any of the foregoing which relate to the Premises and the operation, maintenance, management and leasing thereof; all such data, information and documents being at all times the property of Owner.

In addition, Agent shall furnish all such information and take all such action as Owner shall reasonably require to effectuate an orderly and systematic termination of Agent's duties and activities under this Agreement.

5.8 The provisions of this Article V shall survive the expiration or termination of this Agreement.

ARTICLE VI

ASSIGNMENT

6.1 Agent, except for a transfer to a Permissible Transferee (as hereinafter defined), shall not assign its rights or obligations under this Agreement, either directly or by a transfer of shares of beneficial interest or voting control either voluntarily or by operation of law. Any change other than to a Permissible Transferee shall constitute a breach of this Agreement by Agent. A "Permissible Transferee" shall mean any corporation, partnership, trust or other entity, more than 50% of the outstanding stock of which, or more than 50% interest in which, is owned or controlled by Agent.

6.2 In the event of a sale or conveyance of any of the Premises, Owner shall have the right to cancel or assign this Agreement and its rights and obligations hereunder to any person or entity to whom or which Owner sells or conveys such property or properties. Upon such assignment, Owner shall be relieved of its obligations under this Agreement with respect to such property or properties that accrue from and after the date of such assignment, provided that the assignee shall assume the obligations of Owner under this Agreement and shall agree to perform and be bound by all of the terms and provisions hereof, effective from and after the date of such assignment and an executed copy of such assumption agreement shall be delivered to Agent. Agent shall not be entitled to a "termination fee" in connection with an assignment or cancellation as set forth in this Section 6.2, but otherwise shall be entitled to collect from Owner such fees and expenses as Agent has earned pursuant to this Agreement prior to the date of such assignment or cancellation.

ARTICLE VII

MISCELLANEOUS

7.1 Owner's representative ("Owner's Representative"), whose name and address is set forth in paragraph 5 of Exhibit A attached hereto, shall be the duly authorized representative of Owner for the purpose of this Agreement. Any statement, notice, recommendation, request, demand, consent or approval under this Agreement shall be in writing and shall be deemed given by Owner when made or given by Owner's Representative or any officer of Owner and delivered personally to an officer of Agent or mailed, addressed to Agent, at his address first above set forth. Either party may, by notice to the other, designate a different address for the receipt of the aforementioned communications and Owner may, by notice to Agent, from time to time, designate a different Owner's Representative to act as such. All communications mailed by one party to another shall be sent by first class mail, postage prepaid or Express Mail Service, or other commercial overnight delivery service, except that notices of default shall be sent by registered or certified mail, return receipt requested, postage prepaid, Express Mail Service or other commercial overnight delivery service with receipt acknowledged in writing. Communications so mailed shall be deemed given or served on the date mailed. Notwithstanding the foregoing, any notices, requests, consents, approvals and other communications, other than notices of default or approvals of annual budgets, and other communications, approvals or agreements which are required by the express terms of other provisions of this Agreement to be in writing, may be given by telegram, telephonic communication or orally in person. Agent and Owner shall furnish to the other the names and telephone numbers of one or more persons who can be reached at any time during the term of this Agreement in the event of an emergency.

7.2 Agent shall, at its own expense, qualify to do business and obtain and maintain such licenses as may be required for the performance by Agent of its services.

7.3 Each provision of this Agreement is intended to be severable. If any term or provision hereof shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

7.4 In the event either of the parties hereto shall institute any action or proceeding against the other party relating to this Agreement, the unsuccessful party in such action or proceeding shall reimburse the successful party for its disbursements incurred in connection therewith and for its reasonable attorney's fees as fixed by the court.

7.5 No consent or waiver, express or implied, by either party hereto or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of Owner shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

7.6 The venue of any action or proceeding brought by either party against the other arising out of this Agreement shall be in the state or federal courts of the Commonwealth of Pennsylvania.

7.7 This Agreement may not be changed or modified except by an agreement in writing executed by each of the parties hereto and consented to by the Lender, provided that Agent has received, in writing, a notice address for such Lender. This Agreement constitutes all of the understandings and agreements between the parties in connection with the agency herein created.

7.8 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns, but shall not inure to the benefit of, or be enforceable by, any other person or entity other than Lender, provided that Agent has received notice of such Lender.

7.9 Nothing contained in this Agreement shall be construed as making Owner and Agent partners or joint ventures or as making either of such parties liable for the debts or obligations of the other, except as in this Agreement is expressly provided.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CROWN INVESTMENTS TRUST
By: /s/ Ronald J. Hamilton
Name: Ronald J. Hamilton
Title: Chief Financial Officer

CROWN AMERICAN PROPERTIES, L.P.
By: Crown American Realty Trust,
its sole general partner

By: /s/ Terry L. Stevens
Name: Terry L. Stevens
Title: Executive Vice-President and Chief Financial Officer

EXHIBIT A

1. Premises (Section 1.1):

Oak Ridge Mall

333 Main Street, Ste. 216

Oak Ridge, TN 37830-6707

2. Limit of amount authorized for non-emergency purchases and repairs (Sections 2.1(a) and (c)):

$50,000.00.

3. Name of Banks (Section 2.1(g)):

PNC Bank, N.A.

4. Management Fees (Section 4.1):

Owner agrees to pay Agent as compensation for its management services hereunder an amount equal to 3.5% of the amounts set forth in Section 4.1. Such management fee shall be payable monthly based on the income earned for the categories described in Section 4.1, computed in accordance with GAAP. Agent shall be entitled to receive the management fee on the pro rata portion of percentage rents received by Owner after the termination of this Agreement but applicable to time periods prior to the termination of this Agreement based upon the actual number of days lapsed divided by 365.

5. Name and Address of Owner's Representative (Section 7.1):

Ronald J. Hamilton, Chief Financial Officer

Crown Investments Trust

Pasquerilla Plaza

Johnstown, PA 15901.

6. Legal and Tenant Coordination Expenses; Leasing Commissions:

(i) Owner agrees to pay Agent, to defray in-house legal expenses and tenant coordination expenses, with respect to each new permanent lease and each permanent lease renewal of mall shops and free-standing buildings (other than a lease renewal or extension resulting from the exercise of an option contained in such lease), an amount equal to One and 50/100 Dollars ($1.50) per square foot of gross rentable space in the demised premises. Such fees shall be payable monthly in arrears.

(ii) Agent shall be entitled to commissions for leases secured, in addition to other fees and compensation provided in this Agreement, in the following amounts: (a) with respect to each new permanent lease of mall shops and free-standing buildings, an amount equal to Four and No/100 Dollars ($4.00) per square foot of gross rentable space in the demised premises; and (b) with respect to each permanent lease renewal of mall shops and free-standing buildings (other than a lease renewal or extension resulting from the exercise of an option contained in such lease), an amount equal to Two and No/100 ($2.00) per square foot of gross rentable space in the demised premises. Such fees shall be payable monthly in arrears.

(iii) Owner agrees to pay Agent, as compensation for its temporary leases, an amount equal to fifteen percent (15%) of any income from such temporary leases. Such fees shall be payable monthly in arrears.

(iv) For purposes of this paragraph 6, (1) "permanent leases" shall mean leases with an initial term in excess of one (1) year, and (2) "temporary leases" shall mean leases with an initial term of one (1) year or less.

7. Brokerage and Land Sale Fees:

(i) Brokerage Commissions. Owner and Agent acknowledge that some leasing and land sale transactions will involve the use of an independent real estate broker or real estate sales agent, who will be paid a commission for introducing and bringing a prospective tenant or purchaser to the Premises. Agent may utilize brokers in connection with carrying out its leasing and land sale activities, and shall be reimbursed by Owner for the cost of those Brokerage Commissions in the following circumstances:

      Agent was required to recognize the broker or sales agent as the representative of the prospective tenant or purchaser and was not allowed or permitted the opportunity to contact or negotiate with the tenant or purchaser except through the broker or sales agent, and this fact was disclosed to Owner.

      Agent disclosed to Owner the existence of the broker or sales agent and the brokerage fee at the time the proposed leasing or land sale transaction was submitted to Owner for approval.

Except as provided in (a) and (b) above, Agent shall assume the sole cost and responsibility for broker commissions.

(ii) Land Sale Commission.

(a) For services provided pursuant to Section 2.7(e), Owner shall pay the Agent a Sales Commission (as hereinafter defined) equal to fifteen percent (15%) of the adjusted sales price, as compensation for overhead associated with the services of certain employees of Agent.

(b) Notwithstanding anything to the contrary contained in the Agreement or this Exhibit A, if the Sale Property (as defined in Section 2.7(e)) consists of the entire Premises or any parcel with buildings erected thereon, Owner shall pay the Agent a Sales Commission equal to two and one-half percent (21/2%) of the adjusted sales price, as compensation for overhead associated with the services of certain employees of Agent; provided, however, that if Oak Ridge City Center LLC ("Purchaser") purchases the entire Premises pursuant to the terms of an agreement of sale dated as of September 6, 2001, as amended, between Purchaser and Crown American Properties, L.P. (predecessor in interest to Owner), the Sales Commission shall be Forty Seven Thousand Five Hundred and No/100 Dollars ($47,500.00).

(c) One-half (1/2) of the Sales Commission shall be due and payable to Agent at the time a mutually binding Agreement of Sale with respect to any Sale Property is fully-executed, with the computation of such amount being based on the gross proceeds payable to Owner. The balance of the Sales Commission shall be paid to Agent at the time of closing of any such sale.

(d) For purposes of this paragraph 7(ii), (1) "adjusted sales price" shall mean the gross proceeds payable to Owner less selling costs and reasonable and necessary development costs paid by Owner in connection with the transfer, and (2) "Sales Commission" shall mean the sales commissions payable in accordance with paragraph 7(ii)(a) and paragraph 7(ii)(b) hereof.

8. Excluded Services:

Notwithstanding anything to the contrary contained herein, the parties acknowledge that it is not within the contemplation of this Agreement or the fee structure included herein that the Agent perform any services with respect to the following: any "due diligence" or similar efforts relating to any financing, refinancing or sale or disposition of the Premises; zoning compliance of the Premises; performing or supervising (including tenant room build-outs or remodeling) any extensive alteration or renovation to the Premises; asbestos and/or other environmental studies and any related abatement or remediation activities for any tenant premises, site acquisitions of additional ground for the expansion of the Premises; reconstruction after casualty or condemnation; leasing, management, or construction relating to any proposed or implemented expansion of the Premises or work generally classified as "development" work in connection with the same; renewals or renegotiation of leases or other agreements with department stores if such involves substantial changes from existing documents (including, without limitation, negotiation of new leases, renewal leases, operating covenants, renovation provisions, expansion rights, and like matters); or replacement of department stores tenancies. Owner shall reimburse Agent for all such services rendered equal to the Agent's actual costs of providing such services, limited however to the annual amount which is capitalized as tenant allowance or construction costs under the Owner's customary accounting practices as Agent and Owner shall mutually agree and as recorded in the Owner's audited annual financial statements. Such fees shall be payable monthly in arrears using estimated based on the estimated annual fee; the monthly estimated fees shall be adjusted to a final actual amount within 90 days after the Owner's fiscal year end. Agent and Owner shall use their best efforts to estimate the monthly fees and shall adjust the amount periodically during the year as mutually agreed upon.

9. Other Requested Services:

If Owner requests Agent to provide its own personnel for non-routine services which Agent is not obligated elsewhere in this Agreement to perform the compensation for which is not provided for hereinabove, unless Owner and Agent otherwise agree to an acceptable fee for such services, Owner shall pay Agent an amount equal to two and one-half (2 1/2) times the actual base cost of Agent's departmental personnel, as computed by Agent, for their time involved in performing such requested services, plus reimbursement for any out-of-pocket costs incurred incident to furnishing such requested services. Owner and Agent shall agree in advance as to the hourly base cost to be applicable for the specific services to be provided. Such amount or amounts shall be payable to Agent monthly within ten (10) days after Owner's receipt of Agent's statement setting for the amount payable to Agent.

EXHIBIT B

Leasing Guidelines

Agent shall use a form or forms of lease; or with respect to temporary tenants and/or short term promotional activities, a form or forms of license agreement, which have been prepared and submitted to Owner for Owner's prior review and approval. Agent will negotiate and make modifications to such forms as directed by Owner, or as necessary or appropriate with respect to the needs of the particular transactions, utilizing methods and techniques consistent with prevailing practices employed in management and leasing of shopping centers.

For all agreements, excepting license agreements for temporary tenants and/or for short term promotion activities, all essential financial and business terms and provisions of the lease or agreement, including construction and improvements of the leasehold, shall be presented for Owner's approval. Tenant-signed leases presented by Agent for Owner's review and execution shall be consistent with such terms and conditions previously approved by Owner, or with such deviations or modifications identified for Owner's review. Execution of tenant-signed leases that are presented by Agent for Owner's signature will acknowledge Owner's approval of the lease, its form, its terms and provisions.

No lease or other agreement shall be entered into, modified, canceled or extended if the consent of any mortgagee or ground lessor is required unless such consent has been obtained. Agent will notify Owner when consent is required.